     As filed with the Securities and Exchange Commission on April 25, 1997

                                                     Registration No. 333-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          NEXTLINK COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

       Washington                                      91-1678465
    (State or other jurisdiction                     (I.R.S. Employer
    of incorporation or organization)                Identification Number)

                        155 108th Avenue N.E., 8th Floor
                           Bellevue, Washington 98004
                                 (206) 519-8900
     (Address, including zip code, and telephone number, including area code, of principal executive offices)

                    --------------------------------------
                 NEXTLINK Communications, Inc. Stock Option Plan
                            (Full title of the plan)
                    --------------------------------------

                           R. Bruce Easter, Jr., Esq.
                          NEXTLINK Communications, Inc.
                        155 108th Avenue N.E., 8th Floor
                           Bellevue, Washington 98004
                                 (206) 519-8900
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                    --------------------------------------
                                    Copies to
                              Bruce R. Kraus, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                               New York, NY 10022
                                 (212) 821-8000
                    --------------------------------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================

                               Proposed maximum    Proposed maximum
Title of        Amount to be   offering price per  aggregate        Amount of
Securities to   registered     share (1)           offering         registration
be registered                                      price (1)        fee
----------------------------------------------------- -------------------------
Class A Common Stock,
$.01 par value per
share........   10,000,000      $0.40               $1,900,214      $576.00
===============================================================================

(1) Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933 (the "Securities Act") based upon the price at which the options may be exercised, to the extent known as of the date of this Registration Statement. As of the date hereof, 3,608,738 options are exercisable at $0.01; 35,000 options are exercisable at $0.4318; 681,674 options are exercisable at $0.4374; and 443,100 options are exercisable at $3.50.
================================================================================

                                    PART II.

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, filed with the Securities and Exchange Commission (the "Commission") by NEXTLINK Communications, Inc., a Washington corporation (the "Company" or the "Registrant"), are incorporated herein by reference:

                   (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Amendment No. 1 on Form 10-K/A, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); and

                   (b)     The  Company's  Current  Report on Form 8-K,  dated
                  February 4, 1997, as amended by Amendment No. 1 on Form 8-K/A, filed pursuant to the Exchange Act.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.


Item 4.  Description of Securities.

         The authorized capital stock of the Company consists of: (i) 350,000,000 shares of common stock, $.01 par value per share, which is divided into two classes, consisting of 250,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock (together the "Common Stock"); and
(ii) 25,000,000 shares of preferred stock, $.01 par value per share (the "Serial Preferred Stock").

         Common Stock

         Except as outlined below, the Class A Common Stock and Class B Common Stock are identical in all respects. Each share of Class B Common Stock may be converted, at any time and at the option of the holder thereof, into one share of Class A Common Stock. The Class A Common Stock and the Class B Common Stock are entitled to vote on all matters which come before the shareholders, voting together as a single class. Each share of Class A Common Stock has one (1) vote and each share of Class B Common Stock has ten (10) votes on all matters on which holders of Common Stock are entitled to vote. Accordingly, holders of a majority of the shares of Class B Common Stock entitled to vote in any election of directors may elect all of the directors standing for election unless the holders of the Preferred Shares (as defined) are entitled.

to elect directors pursuant to the terms of the Preferred Shares. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Serial Preferred Stock. Upon the liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Serial Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights. All the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Serial Preferred Stock (including the Preferred Shares) that the Company may designate and issue in the future.

         Preferred Stock

         As of the date hereof, there are 5,700,000 shares of Serial Preferred Stock outstanding consisting of 14% Senior Exchangeable Redeemable Preferred Shares (the "Preferred Shares") issued on January 31, 1997, and up to 6,000,000 additional Preferred Shares designated and reserved for issuance as dividends thereon in accordance with the terms thereof. The Company is conducting an offer to exchange one share of its Preferred Shares that has been registered under the Securities Act of 1933, as amended, for each outstanding Preferred Share. The Company anticipates completing this exchange offer within 30 business days of the date of this Registration Statement. Under the terms of the Company's Articles of Incorporation (the "Articles"), the Board of Directors of the Company is authorized to issue the remaining shares of Serial Preferred Stock in one or more series without shareholder approval, subject to any limitations prescribed by law and those contained in the terms of the Preferred Shares.
Each such series of Serial Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges, as shall be determined by the Board of Directors.

         The purpose of authorizing the Board of Directors to issue Serial Preferred Stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Serial Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

         Preferred Shares

         The Preferred Shares will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to each other class of capital stock outstanding or established hereafter by the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Shares");
(ii) subject to certain conditions, on a parity with each other class of preferred stock established hereafter by the Company the terms of which expressly provide that such class or series will rank on a parity with the Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Shares"); and (iii) subject to certain conditions, junior to each class of preferred stock established after the date hereof by the Company the terms of which expressly provide that such class or series will rank senior to the Preferred Shares as to dividend rights
and  rights  upon  liquidation,   winding-up  and  dissolution  of  the  Company
(collectively referred to as the "Senior Shares").

         Holders of the outstanding Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, dividends on the Preferred Shares at a rate per annum equal to 14% of the liquidation preference per Preferred Share, payable quarterly. In the event that dividends on the Preferred Shares are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of Preferred Shares will be entitled to certain voting rights. All dividends will be cumulative, whether or not earned or declared, on a daily basis and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date").Dividends may be paid at the Company's option on any Dividend Payment Date occurring on or before February 1, 2002 either in cash or by issuing additional fully paid and nonassessable Preferred Shares with an aggregate liquidation preference equal to the amount of such dividends. After February 1, 2002 dividends are payable only in cash.

         No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Shares for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Preferred Shares. If full dividends are not so paid, the Preferred Shares will share dividends pro rata with the Parity Shares. No dividends may be paid or set apart for such payment on Junior Shares (except dividends on Junior Shares payable in additional Junior Shares) if full cumulative dividends have not been paid in full (or deemed paid) on the Preferred Shares.

         The Preferred Shares will be subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on February 1, 2009, at a price equal to 100% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends to the date of redemption.

         Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Preferred Shares will be entitled to be paid, out of the assets of the Company available for distribution to the shareholders, the liquidation preference of $50 per Preferred Share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Shares, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Shares and all other Parity Shares are not paid in full, the holders of the Preferred Shares and the Parity Shares will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference, including, without duplication, all accrued and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Company.

         The holders of Preferred Shares, generally, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Company.

         The terms of the Preferred Shares provide that within 30 days of the occurrence of a Change of Control, the Company will be required to make an offer to Purchase all outstanding Preferred Shares at a purchase price equal to 101% of the liquidation preference thereof, plus, without duplication, all accumulated and unpaid dividends per share to the date of purchase (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the date of purchase (as defined below) to the date of purchase) provided, that the Company will not repurchase or redeem any Preferred Shares pursuant to the foregoing provision prior to the Company's repurchase of such of the Company's 12 1/2% Senior Notes due April 15, 2006 as are required to be repurchased pursuant to the Change of Control covenant in the Indenture pursuant to which such Senior Notes were issued. A "Change of Control" will be deemed to have occurred at such time as either (a) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of the Company), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of the Company or (b) neither Mr. Craig O. McCaw nor any person designated by him to the Company as acting on his behalf shall be a director of the Company or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the shareholders of the Company was proposed by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

         The terms of the Preferred Shares also restrict the Company's ability to incur indebtedness.

         Director and Officer Indemnification

         The Washington Business Corporation Act provides that a Washington corporation may include provisions in its articles of incorporation relieving each of its directors of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty except liability for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. The Company's Articles include such provisions.

         The Company's Articles and Bylaws provide that the Company shall, to the fullest extent permitted by the Washington Business Corporation Act, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors and officers, and may so indemnify and advance expenses to each of its current and former employees and agents. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers.

         Provisions Affecting Acquisitions and Business Combinations

         The Washington Business Corporation Act, Section 23B.19 of the Revised Code of Washington, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires more than 10% of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the significant business transaction or the purchase of the shares made by the acquiring person or unless the aggregate amount of the cash and the market value of non-cash consideration received by holders of outstanding shares of any class or series of stock of the target corporation is equal to certain minimum amounts. The Company's Articles provide that it will be subject to such prohibitions and shall remain subject to such prohibitions even if they are ever repealed. Such prohibitions do not apply to any shareholders who beneficially own ten percent or more of the Company's outstanding voting securities as of the date hereof.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and By-laws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

         The Company's By-laws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the "Washington Business Act") of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts of omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

         The Company intends to enter into separate indemnification agreements with each of its directors and executive officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable

Item 8.  Exhibits.

         5.01       Opinion of Davis Wright Tremaine LLP

         23.01      Consent of Arthur Anderson LLP

         23.02      Consent of Deloitte & Touche LLP

         23.03      Consent of Davis Wright Tremaine LLP (included in
                    Exhibit 5.01)

         24.01      Powers of Attorney (included on signature pages)

Item 9.  Undertakings.

         1.       The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any  prospectus  required by
                                    Section  10(a)(3) of the Securities Act
                                    of 1933, as amended (the "Securities Act");

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 24th day of April 1997.

                          NEXTLINK COMMUNICATIONS, INC.


                                            By:/s/ James F. Voelker
                                                -------------------
                                                James F. Voelker
                                                President

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of NEXTLINK Telecommunications, Inc., hereby severally and individually constitute and appoint James F. Voelker and R. Bruce Easter, Jr., and each of them, as the true and lawful attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                              Date


/s/ Craig O. McCaw         Chief Executive                    April 24, 1997
-------------------        Officer and Director
Craig O. McCaw

                            President (Principal Executive    April 24, 1997
/s/ James F. Voelker        Officer) and Director
-------------------
James F. Voelker

                            Vice President, Chief Financial   April 24, 1997
/s/ Kathleen H. Iskra       Officer (Principal Financial
-------------------         Officer and Principal Accounting
Kathleen H. Iskra           Officer)


                            Director                          April 24, 1997
/s/ Dennis Weibling
-------------------
Dennis Weibling

                            Director                          April __, 1997

-------------------
Scot Jarvis

                            Director                          April 23, 1997
/s/ C. James Judson
-------------------
C. James Judson

                            Director                          April 23, 1997
/s/ William A. Hoglund
-------------------
William A. Hoglund

                                INDEX TO EXHIBITS

   Exhibit No.            Exhibit Document Description
   ___________           _____________________________


5.01                   Opinion of Davis Wright Tremaine LLP
23.01                  Consent of Arthur Anderson LLP
23.02                  Consent of Deloitte & Touche LLP
23.03                  Consent of Davis Wright Tremaine LLP
                       (included in Exhibit 5.01)
24.01                  Powers of Attorney (included on signature pages)